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                                                                   EXHIBIT 99.2

                  2000 NONEMPLOYEE DIRECTORS STOCK OPTION PLAN
                                       OF
                                INTELLICORP INC.


1.       PURPOSES OF THE PLAN

         The purposes of the 2000 Nonemployee Directors Stock Option Plan of IntelliCorp Inc., a Delaware corporation, are: (a) to encourage Nonemployee Directors to accept or continue their association with the Company; and (b) to increase the interest of Nonemployee Directors in the Company's operations and increased profits through participation in the growth in value of the Common Stock of the Company.

2.       DEFINITIONS

         As used herein, the following definitions shall apply:

         (a) "Administrator" shall mean the entity, either the Board or a committee appointed by the Board, responsible for administering this Plan, as provided in Section 5.

         (b) "Affiliate" shall mean a parent or subsidiary corporation as defined in the applicable provisions of the Code.

         (c) "Annual Option" shall have the meaning set forth in Section 6(b).

         (d) "Board" shall mean the Board of Directors of the Company, as constituted from time to time.

         (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (f) "Common Stock" shall mean the Common Stock of the Company.

         (g) "Company" shall mean IntelliCorp, Inc., a Delaware corporation.

         (h) "Director Fee" shall mean the cash amount, if any, a Nonemployee Director shall be entitled to receive for serving as a director of the Company in any fiscal year.

         (i) "Fair Market Value" shall mean, as of the date in question, the last transaction price quoted by the Nasdaq National Market System or Nasdaq Small Cap Market System on the date of grant; provided, however, that if the Common Stock is not traded on such market system or the foregoing shall otherwise be inappropriate, then the Fair Market Value shall be determined by the Administrator in good faith at its sole discretion and on such basis as it shall deem appropriate. Such determination shall be conclusive and binding on all persons.

         (j) "Initial Option" shall have the meaning set forth in Section 6(a).

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         (k) "Nonemployee Director" shall mean any person who is a member of the
Board but is not an employee of the Company or any Parent or Subsidiary of the Company and has not been an employee of the Company or any Parent or Subsidiary of the Company at any time during the preceding twelve (12) months.

         (l) "Option" shall mean a stock option granted pursuant to this Plan.

         (m) "Option Agreement" shall mean the written agreement described in
Section 6(c) evidencing the grant of an Option to a Nonemployee Director and containing the terms, conditions and restrictions pertaining to such Option.

         (n) "Option Shares" shall mean the Shares subject to an Option granted under this Plan.

         (o) "Optionee" shall mean a Nonemployee Director who holds an Option.

         (p) "Parent" shall mean a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

         (q) "Plan" shall mean this 2000 Nonemployee Directors Stock Option Plan of IntelliCorp, Inc., as it may be amended from time to time.

         (r) "Rule 16b-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission, or any successor rule thereto.

         (s) "Section" unless the context clearly indicates otherwise, shall refer to a Section of this Plan.

         (t) "Share" shall mean a share of Common Stock, as adjusted in accordance with Section 8(a).

         (u) "Subsidiary" shall mean a "subsidiary corporation" of the Company, whether now or hereafter existing, within the meaning of Section 424(f) of the Code, but only for so long as it is a "subsidiary corporation".

3.       ELIGIBLE PERSONS

         Every person who at the date of grant of an Option is a Nonemployee Director is eligible to receive Options under this Plan.

4.       STOCK SUBJECT TO THIS PLAN

         Subject to Section 8(a) of this Plan, the maximum aggregate number of Shares which may be issued on exercise of Options granted pursuant to this Plan is 500,000 Shares. The Shares covered by the portion of any grant under the Plan which expires unexercised shall become available again for grants under the Plan.

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5.       ADMINISTRATION

         (a) This Plan shall be administered by the Board, or by a committee (the "Committee") of at least two Board members to which administration of the Plan is delegated (in either case, the "Administrator"), in accordance with the requirements of Rule 16b-3.

         (b) Subject to the other provisions of this Plan, the Administrator shall have the authority, in its sole discretion: (i) to determine the Fair Market Value of the Shares subject to Option; (ii) to interpret this Plan; (iii) to prescribe, amend and rescind rules and regulations relating to this Plan;
(iv) to defer (with the consent of the Optionee) or accelerate the exercise date of any Option; (v) to authorize any person to execute on behalf of the Company any instrument evidencing the grant of an Option; and (vi) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may delegate nondiscretionary administrative duties to such employees of the Company, as it deems proper.

         (c) All questions of interpretation, implementation and application of this Plan shall be determined by the Administrator. Such determination shall be final and binding on all persons.

6.       GRANT OF OPTIONS

         (a) Grant for Initial Election or Appointment to Board. Subject to the terms and conditions of this Plan, beginning at any time after the Company's 2001 Annual Stockholder's meeting, if any person who is not an officer or employee of the Company is first elected or appointed as a member of the Board and is otherwise considered a "Nonemployee Director" as defined herein, then the Company shall grant to such Nonemployee Director on such day an Option to purchase 25,000 Shares ("Initial Option") at an exercise price equal to the Fair Market Value of such Shares on the date of such Initial Option grant, subject to the limitation of Section 8(i).

         (b) Grant for Re-election to Board. Subject to the terms and conditions of this Plan, on the date of the first meeting of the Board immediately following each annual meeting of stockholders of the Company beginning with the Company's 2001 Annual Stockholders Meeting (even if held on the same day as the meeting of stockholders) the Company shall grant to each Nonemployee Director then in office for longer than six months, an Option to purchase 10,000 shares (the "Annual Option") at an exercise price equal to the Fair Market Value of such Shares.

         (c) No Option shall be granted under this Plan after ten (10) years and two (2) days from the date of adoption of this Plan by the Board. Each Option shall be evidenced by a written Option Agreement, in form and substance satisfactory to the Company, executed by the Company and the Optionee. Failure by the Company, the Nonemployee Director, or both to execute an Option Agreement shall not invalidate the granting of an Option; however, the Option may not be exercised until the Option Agreement has been executed by both parties.

7.       DIRECTOR FEE ELECTION

Upon election by the Board, all or any part of the Director Fees can be waived in any given year, and the Director Fees waived may be applied by the Board to reduce the exercise price of Options granted to the Nonemployee Directors pursuant to Sections 6(a) and 6(b). The

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amount of Director Fees waived may vary from year to year, and upon election by the Board, an amount less than the amount of Director Fees waived may be applied to reduce the exercise price of Options with the balance forgiven. By way of example, if the Board elects pursuant to this Section to waive an aggregate of $15,000 of Director Fees which would otherwise be payable to three Nonemployee Directors ($5,000 of fees for each), an amount of up to $15,000 (up to $5,000 each) may be applied by the Board to reduce the exercise price of Options granted pursuant to Section 6(b), so that if each of the three Nonemployee Directors in this example are granted Options for 5,000 shares exercisable at $1.50 each, the $5,000 could be applied to reduce the exercise price of these options to $.50 per share ($5,000 / 5,000 shares = $1.00 per share reduction in exercise price).

8.       TERMS AND CONDITIONS OF OPTIONS

         Each Option granted under this Plan shall be subject to the terms and conditions set forth in this Section 8.

         (a) Changes in Capital Structure. Subject to subsection 8(b), if the Common Stock is changed by reason of a stock split, reverse stock split, stock dividend, or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation, or reorganization, appropriate adjustments shall be made in: (i) the number and class of shares of Common Stock subject to this Plan and each Option outstanding under this Plan; and (ii) the exercise price of each outstanding Option; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustment. Each such adjustment shall be subject to approval by the Administrator in its sole discretion.

         (b) Corporate Transactions. In the event of a merger, consolidation, reorganization, similar transaction or series of related transactions in which the holders of the Company's outstanding shares immediately before such transaction or series of transactions do not, immediately after such transaction or series of transactions, retain stock representing a majority of the voting power of the surviving entity or in the event of a sale of all or substantially all of the assets of the Company, all outstanding Options shall become vested, and any right of repurchase shall lapse, immediately prior to the consummation of such transaction, and each Option shall thereafter remain exercisable for a period of thirty days from the consummation of such transaction.

         (c) Time of Option Exercise. Subject to the other provisions of this Plan, each Option shall be for a term of ten (10) years and two (2) days. Each Option shall be exercisable in full on the date of grant.

         (d) Limitation on Other Grants. The Administrator shall have no discretion to grant Options under this Plan other than as set forth in Sections 8(a) and 8(b).

         (e) Nonassignability of Option Rights. No Option shall be assignable or otherwise transferable by the Optionee, except by will or the laws of descent and distribution. During the life of an Optionee, an Option shall be exercisable only by the Optionee.

         (f) Payment. Except as provided below, payment in full, in cash, shall be made for all Option Shares purchased at the time written notice of exercise of an Option is given to the

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Company, and proceeds of any payment shall constitute general funds of the
Company. Payment may also be made pursuant to a cashless exercise/sale procedure. At the time an Option is granted or exercised, the Administrator, in its absolute discretion, may authorize any one or more of the following additional methods of payment: (i) acceptance of the Optionee's full recourse promissory note for all or part of the Option price, less any par value per share, which must be paid in cash, payable on such terms and bearing such interest rate as determined by the Administrator (but in no event less than the minimum interest rate specified under the Code at which no additional interest on debt instruments of such type would be imputed), which promissory note may be either secured or unsecured in such manner as the Administrator shall approve (including, without limitation, by a security interest in the Shares); (ii) delivery by the Optionee of Common Stock already owned by the Optionee for all or part of the Option price, provided the Fair Market Value of such Common Stock is equal on the date of exercise to the Option price, or such portion thereof as the Optionee is authorized to pay by delivery of such stock; provided, however, that if an Optionee has exercised any portion of any Option granted by the Company by delivery of Common Stock, the Optionee may not, within six (6) months following such exercise, exercise any Option granted under this Plan by delivery of Common Stock; and (iii) any other consideration and method of payment to the extent permitted under the Delaware General Corporation Law.

         (g) Termination as Director. Unless determined otherwise by the Administrator in its absolute discretion, to the extent not already expired or exercised, an Option shall terminate at the earlier of: (i) the expiration of the term of the Option; or (ii) three (3) months after the last day served by the Optionee as a director of the Company; provided, that an Option shall be exercisable after the date of termination of service as a director only to the extent exercisable on the date of termination; and provided further, that if termination of service as a director is due to the Optionee's death or "disability" (as determined in accordance with Section 22(e)(3) of the Code), the Optionee, or the Optionee's personal representative (or any other person who acquires the Option from the Optionee by will or the applicable laws of descent and distribution), may at any time within twelve (12) months after the termination of service as a director (or such lesser period as is specified in the Option Agreement but in no event after the expiration of the term of the Option), exercise the rights to the extent they were exercisable on the date of the termination.

         (h) Withholding and Employment Taxes. At the time of exercise of an Option (or at such later time(s) as the Administrator may prescribe), the Optionee shall remit to the Company in cash all applicable federal and state withholding and employment taxes. If authorized by the Administrator in its sole discretion, an Optionee shall be permitted to elect, by means of a form of election to be prescribed by the Administrator, to have shares of Common Stock which are acquired upon exercise of the Option withheld by the Company or to tender to the Company other shares of Common Stock or other securities of the Company owned by the Optionee on the date of determination of the amount of tax to be withheld as a result of the exercise of such Option (the "Tax Date") to pay the amount of withholding taxes due. Any securities so withheld or tendered shall be valued by the Company as of the Tax Date.

         (i) Option Term. Each Option shall expire ten years (10) and two (2) days after the date of grant.

         (j) Exercise Price. The exercise price of any Option granted to any person who owns, directly or by attribution under the Code currently Section 424(d), stock possessing more than


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ten percent of the total combined voting power of all classes of stock of the
Company or of any Affiliate (a "Ten Percent Stockholder") shall in no event be less than 110% of the fair market value (determined in accordance with 2(i) of the stock covered by the Option at the time the Option is granted.

9.       MANNER OF EXERCISE

         (a) An Optionee wishing to exercise an Option shall give written notice to the Company at its principal executive office, to the attention of the officer of the Company designated by the Administrator, accompanied by payment of the exercise price as provided in Section 8(e) and, if required, by payment of any federal or state withholding or employment taxes required to be withheld due to exercise of the Option. The date the Company receives written notice of an exercise accompanied by payment of the exercise price and any required federal or state withholding or employment taxes will be considered as the date such Option was exercised. Unless otherwise provided by the Administrator, Options may be exercised only twice in any calendar year.

         (b) Promptly after the date an Option is exercised, the Company shall, without stock issue or transfer taxes to the optionee or other person entitled to exercise the Option, deliver to the Optionee or such other person a certificate or certificates for the requisite number of shares of Common Stock. An Optionee or transferee of an Optionee shall not have any privileges as a stockholder with respect to any Common Stock covered by the Option until the date of issuance of a stock certificate.

10.      NO RIGHT TO DIRECTORSHIP

         Neither this Plan nor any Option shall confer upon any Optionee any right with respect to continuation of the Optionee's membership on the Board or shall interfere in any way with provisions in the Company's Certificate of Incorporation, as amended, and Bylaws, as amended, relating to the election, appointment, terms of office, and removal of members of the Board.

11.      LEGAL REQUIREMENTS

         The Company shall not be obligated to offer or sell any Shares upon exercise of any Option unless the Shares are at that time effectively registered or exempt from registration under the federal securities laws and the offer and sale of the Shares are otherwise in compliance with all applicable securities laws and the regulations of any stock exchange on which the Company's securities may then be listed. The Company shall have no obligation to register the Shares covered by this Plan under the federal securities laws or take any other steps as may be necessary to enable the Shares covered by this Plan to be offered and sold under federal or other securities laws. Upon exercising all or any portion of an Option, an Optionee may be required to furnish representations or undertakings deemed appropriate by the Company to enable the offer and sale of the Shares or subsequent transfers of any interest in the Shares to comply with applicable securities laws. Certificates evidencing Shares acquired upon exercise of Options shall bear any legend required by, or useful for purposes of compliance with, applicable securities laws, this Plan or the Option Agreements.

12.      AMENDMENTS TO PLAN

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         The Board may amend this Plan at any time. Without the consent of an optionee, no amendment may adversely affect outstanding Options. No amendment shall require stockholder approval unless:

         (a) stockholder approval is required to meet the exemptions provided by Rule 16b-3, or any successor rule thereto or under applicable state statutes; or

         (b) The Board otherwise concludes that stockholder approval is advisable.

13.      STOCKHOLDER APPROVAL; TERM

         This Plan shall become effective upon adoption by the Board of Directors; provided, however, that no Option shall be exercisable unless and until written consent of holders of a majority of the outstanding shares of capital stock of the Company, or approval by holders of a majority of shares of capital stock of the Company present, or represented, and entitled to vote at a validly called stockholders' meeting (or such greater number as may be required by law or applicable governmental regulations or orders) is obtained within twelve (12) months after adoption by the Board. This Plan shall terminate ten
(10) years after adoption by the Board unless terminated earlier by the Board. The Board may terminate this Plan at any time without stockholder approval. No Options shall be granted after termination of this Plan, but termination shall not affect rights and obligations under then-outstanding Options.



Adopted by the Board of Directors: October 13, 2000

Approved by the Stockholders: December 5, 2000